EXHIBIT 4.4

DM 115,000,000

DEUTSCHMARK
FACILITY AGREEMENT

among

EuroPentair GmbH,
Borrower,


PENTAIR, INC.,
Guarantor,

MORGAN GUARANTY TRUST COMPANY OF NEW YORK, for itself and as Agent,

CONTINENTAL BANK N.A.,
for itself and as Agent,

NBD BANK, N.A.


and


DRESDNER BANK



Dated as of February 11, 1994


TABLE OF CONTENTS




ARTICLE I - DEFINITIONS
    Section 1.01.   Definitions
    Section 1.02.   Accounting Terms and Determinations

ARTICLE II - THE CREDITS
    Section 2.01.   Commitments to Lend
    Section 2.02.   Maturity
    Section 2.03.   Method of Borrowing
    Section 2.04.   Loans in an Alternative Currency
    Section 2.05.   Notes
    Section 2.06.   Interest Rate and Payment
    Section 2.07.   Facility Fees
    Section 2.08    Duration of Interest Periods
    Section 2.09.   Termination or Reduction of
                            Commitments
    Section 2.10.   Required Repayments
    Section 2.11.   No Optional Prepayments
    Section 2.12.   General Provisions as to Payments
    Section 2.13.   Funding Losses
    Section 2.14.   Computation of Interest and Fees
    Section 2.15.   Lending Unlawful
    Section 2.16.   Funds Unavailable
    Section 2.17.   Increased Costs and Reduced Returns
    Section 2.18.   Pro Rata Sharing
    Section 2.19.   INTENTIONALLY OMITTED
    Section 2.20.   Judgment Currency
    Section 2.21.   Taxes and Costs

ARTICLE III - CONDITIONS TO BORROWINGS
    Section 3.01.   All Borrowings
    Section 3.02.   First Borrowing

ARTICLE IV - REPRESENTATIONS AND WARRANTIES
    Section 4.01.   Corporate Existence and Power
    Section 4.02.   Corporate and Governmental
                            Authorization; Contravention
    Section 4.03.   Binding Effect
    Section 4.04.   Financial Information
    Section 4.05.   Litigation
    Section 4.06.   Compliance with ERISA
    Section 4.07.   Taxes
    Section 4.08.   Subsidiaries
    Section 4.09.   Not an Investment Company

ARTICLE V - COVENANTS
    Section 5.01.   Information
    Section 5.02.   Current Assets
    Section 5.03.   Leverage Ratio
    Section 5.04.   Minimum Consolidated Tangible Net
                            Worth
    Section 5.05.   Expense Ratio
    Section 5.06.   Subsidiary Debt
    Section 5.07.   Negative Pledge
    Section 5.08.   Consolidations, Mergers and
                            Sales of Assets
    Section 5.09.   Acquisitions
    Section 5.10.   Use of Proceeds

ARTICLE VI - DEFAULTS
    Section 6.01.   Events of Default
    Section 6.02.   Notice of Default

ARTICLE VII - THE AGENT
    Section 7.01.   Appointment and Authorization
    Section 7.02.   Agent and Affiliates
    Section 7.03.   Action by Agent
    Section 7.04.   Consultation with Experts
    Section 7.05.   Liability of Agent
    Section 7.06.   Indemnification
    Section 7.07.   Agent's Fees
    Section 7.08.   Bank Credit Decision
    Section 7.09.   Successor Agent

ARTICLE VIII - MISCELLANEOUS
    Section 8.01.   Notices
    Section 8.02.   No Waivers
    Section 8.03.   Expenses; Documentary Taxes
    Section 8.04.   Amendments and Waivers
    Section 8.05.   Collateral
    Section 8.06.   Successors and Assigns
    Section 8.07.   Minnesota Law
    Section 8.08.   Counterparts; Effectiveness
    Section 8.09.  Highly Leveraged Transaction Classi-
                            fication

ARTICLE IX - GUARANTY
    Section 9.01.   Guaranty
    Section 9.02.   Guaranty Unconditional
    Section 9.03.   Discharge Only Upon Payment in Full;
                            Reinstatement in Certain
Circumstances
    Section 9.04.   Waiver by the Guarantor
    Section 9.05.   Subrogation
    Section 9.06.   Stay of Acceleration

Signatures

Exhibit A - Note
Exhibit B - Opinion of Counsel For the Borrower



DEUTSCHMARK
FACILITY AGREEMENT


    Agreement dated as of February 11, 1994, among EuroPentair GmbH, PENTAIR, INC., MORGAN GUARANTY
TRUST COMPANY OF NEW YORK and CONTINENTAL BANK
N.A., for themselves and as agents, NBD BANK, N.A. and DRESDNER BANK AG.

    The parties hereto agree as follows:


ARTICLE I

DEFINITIONS

    SECTION 1.01 Definitions. The following terms, as used herein, have the following meanings:

    "Agent" means either Morgan Guaranty Trust Company of
New York or Continental Bank N.A. in their capacity as agents for the Banks hereunder; "Agents" means both of such institutions. Morgan Guaranty Trust Company of New York shall be the "Managing Agent" and if the word "Agent" is used in the singular, it shall refer to the Managing Agent, unless the context otherwise requires.

    "Agreement" means the Deutschmark Facility Agreement dated as of February 11, 1994, among EuroPentair GmbH,
Pentair, Inc., Morgan Guaranty Trust Company of New York,
Continental Bank N.A., for themselves and as Agents, NBD
Bank, N.A. and Dresdner Bank AG.

    "Alternative Currency" means French Francs or British
Pounds Sterling.

    "Banks" means Morgan Guaranty Trust Company of New
York, Continental Bank N.A., NBD Bank, N.A. and Dresdner
Bank AG, and their successors and assigns.

    "Borrower" means EuroPentair GmbH, a German limited liability company, and its successors.

    "Borrowing" means a borrowing hereunder consisting of Loans made to the Borrower at the same time by all Banks severally.

    "Business Day" means any business day (except a Saturday, Sunday or other day on which commercial banks in New York City or Frankfurt are authorized by law to close) on which commercial banks are open for international business (including dealings in Deutschmark deposits) in London, and, where funds are to be paid or made available in an Alternative Currency, on which commercial banks are open for domestic and international business (including dealings in deposits in such Alternative Currency) in both London and the place where such funds are paid or made available.

    "Code" means the Internal Revenue Code of 1986, as amended.

    "Commitment" means at any date, with respect to each Bank, the amount set forth below opposite such Bank's name, as such amount may be reduced from time to time pursuant to
Section 2.09, or increased from time to time pursuant to
Section 2.01(c)(iii).

    Morgan Guaranty Trust
      Company of New York           DM 40,000,000
    Continental Bank N.A.           DM 40,000,000
    NBD Bank, N.A.                  DM 17,500,000
    Dresdner Bank                   DM 17,500,000

    Total Commitments =             DM 115,000,000

    "Commitment Termination Date" means January 1, 2001 (or if such date is not a Business Day, the next succeeding day which is a Business Day), as the same may be extended pursuant to Section 2.01(c).

    "Consolidated Cumulative Net Income" means the total net income of the Guarantor and its Consolidated Subsidiaries earned or received after December 31, 1993.

    "Consolidated Current Assets" means at any date the consolidated current assets of the Guarantor and its Consolidated Subsidiaries determined as of such date.

    "Consolidated Current Liabilities" means at any date (i) the consolidated current liabilities of the Guarantor and its Consolidated Subsidiaries plus (ii) the current liabilities of any Person (other than the Guarantor or a Consolidated Subsidiary) which are Guaranteed by the Guarantor or a Consolidated
Subsidiary.

    "Consolidated Debt" means at any date the Debt of the Guarantor and its Consolidated Subsidiaries, determined on a consolidated basis as of such date.

    "Consolidated Subsidiary" means at any date any Subsidiary or other entity the accounts of which would be consolidated with those of the Guarantor in its consolidated financial statements as of such date.

    "Consolidated Tangible Net Worth" means at any date (1) the consolidated stockholders' equity of the Guarantor and its Consolidated Subsidiaries (including without duplication, the investment of Pentair Duluth Corp. in LSPI and of Pentair Duluth Pulp Corp. in LSPI Fiber), plus (2) the cumulative effect of the accounting change of $36.9 million applicable to the adoption by the Guarantor effective January 1, 1992 of Financial
Accounting Standard No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" and less (3) the amount of the consolidated Intangible Assets in excess of 15% of the consolidated assets of the Guarantor and its Consolidated Subsidiaries, all determined as of such date. For purposes of this definition "Intangible Assets" means the amount (to the extent reflected in determining such consolidated stockholders' equity) of (i) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of assets of a going concern business made within twelve months after the acquisition of such business) subsequent to December 31, 1993 in the book value of any asset owned by the Guarantor or any Consolidated Subsidiary,
(ii) all investments in unconsolidated Subsidiaries and (iii) all unamortized debt discount and expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, organizational or developmental expenses and other intangible items. Notwithstanding the previous sentence, for this purpose Intangible Assets does not include the investment of Pentair Duluth Corp. in LSPI or of Pentair
Duluth Pulp Corp. in LSPI Fiber or the ownership of the Guarantor or any Consolidated Subsidiary in any other joint venture or entity that is not a Subsidiary.

    "Controlled Group" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Guarantor, are treated as a single employer under Sections 414(b) or 414(c) of the Code.

    "Debt" of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee under capital leases, (v) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, (vi) the amount of any proceeds of a Sale of Receivables less amounts collected on the receivables sold in such Sale of Receivables and (vii) subject to the limitations of the following portion of this definition, all Debt (which will include only for the purpose of this clause (vii) operating leases of any Person other than a Subsidiary) of others Guaranteed by such Person.
Notwithstanding the foregoing, Debt of the Guarantor and its Consolidated Subsidiaries shall be modified as follows:

            (a) Debt does not include any obligations of LSPI, the Guarantor or Pentair Duluth Corp. with respect to the LSPI 1987 Lease under any instruments, including the Cash
Deficiency Agreements and Keepwell Agreement.

    (b) With respect to any project financing, through loans, equipment leases or other incurrence of indebtedness, of expansion by LSPI of its Duluth paper mill or by LSPI Fiber of the SRFI recycled pulp mill or other investment related to the pulp or paper industry, including sources of supply of raw materials for pulp or paper, by LSPI, LSPI Fiber, SRFI or any other joint venture or entity in which the Guarantor or any Consolidated Subsidiary has an ownership interest, but which is not a Subsidiary of the Guarantor or a Consolidated
Subsidiary, if an event or a series of events such as completion of the project, commissioning, or refinancing of the project or entity reduces the aggregate liability of the Guarantor or any Consolidated Subsidiary for any lease payments or debt obligations relating to the project in the form of credit support, deficiency or guaranty amounts to 50% or less of the maximum amount of the Guarantor's and any Consolidated Subsidiary's portion of amounts financed plus amounts advanced by Guarantor or such Consolidated Subsidiary, then the liability of the Guarantor and such Consolidated Subsidiary for any lease payments or debt obligations in the form of credit support, deficiency or guaranty shall be included as Debt only to the extent of the greater of (i) the Guarantor's or such Consolidated Subsidiary's portion of such lease payments or debt obligations due within the following 12-month period and (ii) 25% of the Guarantor's or such Consolidated Subsidiary's maximum cumulative future credit support, deficiency or guaranty related to such project.

    "Default" means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

    "Deutschmarks" and the sign "DM" mean lawful money of the Federal Republic of Germany.

    "Deutschmark Amount" means in relation to any Borrowing denominated in an Alternative Currency, the amount designated by the Borrower as the Deutschmark amount of such Borrowing in the related Notice of Borrowing. Each Borrowing denominated in an Alternative Currency shall be deemed a utilization of the Commitments in an amount equal to the Deutschmark Amount thereof.

    "Dollars" and the sign "$" mean lawful money of the United
States of America.

    "Equivalent Amount" means on any date, the amount of Alternative Currency converted from Deutschmarks at the Agent's spot buying rate (based on the London interbank market rate then prevailing) for Deutschmarks against such Alternative Currency as of approximately 11:00 a.m. (London time) three Business Days before such date.

    "ERISA" means the Employee Retirement Income Security
Act of 1974, as amended, or any successor statute.

    "Event of Default" has the meaning set forth in Section 6.01.

    "Fixed Rate" has the meaning set forth in Section 2.06.

    "Funded Debt" means at any date that portion of the Debt of the Borrower and its Consolidated Subsidiaries, determined on a consolidated basis as of such date, included only by clauses (i) through (vi) of the definition of Debt.

    "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt of any other Person or in any manner providing for the payment of any Debt of any other Person or otherwise protecting the holder of such Debt against loss (whether by agreement to keep-well, to purchase assets, goods, securities, services, or to take-or-pay or otherwise); provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a correlative meaning.

    "Guarantor" means Pentair, Inc., a Minnesota corporation, and its successors.

    "Interbank Offered Rate" has the meaning set forth in
Section 2.06.

    "Interest Period" means the period commencing on the date of such Borrowing and ending one, two, three, or six months thereafter, as the Borrower may elect in the applicable Notice of Borrowing, provided that:

            any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

    any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (iii) below, end on the last Business Day of a calendar month; and

    if any Interest Period includes a date on which a payment of principal of the Loans is required to be made but does not end on such date, then (a) the principal amount (if any) of each Loan required to be repaid on such date shall have an Interest Period ending on such date and (b) the remainder (if any) of each such Loan shall have an Interest Period determined as set forth above.

    "Lending Office" means, as to each Bank, its office, branch or affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Lending Office) or such other office, branch or affiliate of such Bank as it may hereafter designate as its Lending Office by notice to the Borrower and the Agent.

    "Leverage Ratio" means at any date the ratio of Consolidated Debt to Consolidated Tangible Net Worth.

    "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, the Borrower or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such assets.

    "Loan" means a Loan to be made by a Bank pursuant to
Section 2.01; unless otherwise provided in a notice pursuant to
Section 2.04, all Loans shall be made in Deutschmarks.

    "LSPI" means Lake Superior Paper Industries, a Minnesota joint venture between Minnesota Paper, Incorporated and Pentair Duluth Corp.

    "LSPI 1987 Lease" means the Sale and Leaseback of
LSPI's Supercalendered Paper Mill dated December 31, 1987 and the documents related thereto, as they may be amended from time to time.

    "LSPI Fiber" means LSPI Fiber Co., a Minnesota joint venture between Minnesota Pulp Incorporated II and Pentair
Duluth Pulp Corp., a subsidiary of Duluth Holdings (Paper)
Corp., and an indirect subsidiary of Guarantor.

    "Margin" has the meaning set forth in Section 2.06.

    "Notes" means the promissory notes of the Borrower in the form of Exhibit A.

    "Notice of Borrowing" has the meaning set forth in Section
2.03.

    "Participant" and "Participation" have the meanings set forth in Section 8.06(b).

    "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

    "Person" means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

    "Plan" means at any time an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either
(i) maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which the Borrower or any member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

    "Principal Repayment Dates" means the dates on which the principal of the Loans is required to be repaid pursuant to
Section 2.10.

    "Refinancing Loan" means a Loan with respect to which, after giving effect to the Loan and the application of the proceeds thereof, no increase results in the aggregate outstanding principal amount of Loans made by any Bank.

    "Regulatory Change" means, after the date hereof, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof or compliance by any Bank with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency.

    "Required Banks" means at any time Banks having at least
66-2/3% of the aggregate amount of the Commitments or, if the Commitments shall have been terminated, holding at least
66-2/3% of all Loans outstanding.

    "Reserve Percentage" has the meaning set forth in Section
2.06.

    "Revolving Credit Period" means the period from the date hereof to and including January 1, 1997 (or if such day is not a Business Day, the next succeeding day which is a Business
Day), as such Period may be extended in accordance with
Section 2.01(c).

    "Revolving Credit Termination Date" means January 1,
1997, (or if such day is not a Business Day, the next succeeding day which is a Business Day), as such Date may be extended in accordance with Section 2.01(c).

    "Sale of Receivables" means a sale by the Guarantor or a Consolidated Subsidiary, with or without recourse or discount, of an interest in trade receivables of the Guarantor or a Consolidated Subsidiary pursuant to a receivables purchase program or a loan secured by such receivables provided that the value of (a) such receivables sold less amounts collected on the receivables sold or (b) such receivables in which a security interest is granted, shall not exceed $60,000,000 in the aggregate at any one time.

    "SRFI" means Superior Recycled Fiber Industries, a
Minnesota joint venture between LSPI Fiber and Superior
Recycled Fiber Corporation.

    "Subsidiary" means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other person performing similar functions are at the time directly or indirectly owned by the Guarantor. For purposes of this Agreement, neither LSPI nor LSPI Fiber shall be deemed to be a Subsidiary of the Guarantor.

    "Taxes" has the meaning set forth in Section 2.21(a).

    "Total Commitment" shall mean the aggregate of the Commitments of the Banks, as such may be reduced from time to time pursuant to Section 2.09 or increased from time to time pursuant to Section 2.01(c)(iii).

    "Unfunded Vested Liabilities" means, with respect to any Plan at any time, the amount (if any) by which (i) the present value of all vested nonforfeitable benefits under such Plan exceeds (ii) the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of the Guarantor or any member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.

    "Wholly-Owned Consolidated Subsidiary" means any
Consolidated Subsidiary all of the shares of capital stock or other ownership interests of which (except directors' qualifying shares) are at the time directly or indirectly owned by the Guarantor or one or more Wholly-Owned Consolidated
Subsidiaries or by the Guarantor and one or more
Wholly-Owned Consolidated Subsidiaries.

    SECTION 1.02 Accounting Terms and Determinations.
Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles as in effect from time to time, applied on a basis consistent (except for changes approved by the Borrower's independent public accountants) with the most recent audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Banks.


ARTICLE II

THE CREDITS

    SECTION 2.01 Commitments to Lend.

    During Revolving Credit Period.  During the Revolving
Credit Period each Bank severally agrees, on the terms and conditions set forth in this Agreement, to make Loans to the Borrower from time to time in amounts not to exceed in the aggregate at any one time outstanding the amount of its Commitment. Each Borrowing under this subsection shall be made from the several Banks ratably in proportion to their respective Commitments and shall be in an aggregate principal amount of DM 3,000,000 or any larger integral multiple of DM 100,000. Within the foregoing limits, the Borrower may borrow under this Section 2.01(a), repay under Section 2.02 or 2.11(a), and reborrow under this Section 2.01(a) at any time during the Revolving Credit Period.

    After the Revolving Credit Period. On and after the Revolving Credit Termination Date, each Bank severally agrees, on the terms and conditions set forth in this Agreement, to make Refinancing Loans to the Borrower on the last day of the Interest Period for each outstanding Loan in an amount (except as otherwise provided in Section 2.10) not greater than the amount of the Loan or Loans made by such Bank maturing and payable on such day (or, in the case of a Loan in an Alternative Currency, in an amount not exceeding the Deutschmark
Amount thereof). The proceeds of each such Refinancing Loan shall be used solely to repay the Loan or Loans so maturing and payable on such day or so optionally prepaid on such day. The obligations of the Banks to make Loans hereunder, other than Refinancing Loans, shall cease on the Revolving Credit Termination Date.

    Extension of Commitment Termination Date. On or before October 1, 1995, and on or before October 1 of every second year thereafter, the Borrower may, by written notice to each Bank, request that both the Revolving Credit Termination Date and the Commitment Termination Date be extended for two years, effective as of the following January 1, provided, however, that no such request will be considered if the Revolving Credit Termination Date and the Commitment Termination Date were not extended upon any previous request. The Banks will indicate their acceptance or rejection of any requested extension as follows:

    If all Banks notify the Borrower through the Agent in writing within 30 days after receipt of notice of a requested extension of their acceptance of the requested extension, the extension shall be deemed to have been granted.

    If Banks which hold in the aggregate less than one-third of the outstanding Commitments of all of the Banks notify the Borrower in writing (with copies to the Agent) within 30 days after receipt of notice of a requested extension that they consent to the requested extension, the extension shall be deemed to have been rejected.

    If Banks which hold in the aggregate one-third or more but less than all of the outstanding Commitments of all of the Banks notify the Borrower (with copies to the Agent) in writing within 30 days after receipt of notice of a requested extension that they consent to the requested extension, the extension shall be deemed to have been rejected unless the Banks which consented to the requested extension, or any combination of the consenting Banks, agree, within 15 days after receipt from the Borrower of written notice that one or more Banks have consented to the extension, to increase their Commitment(s) by the amount of the aggregate Commitments of the non-consenting Banks. If the consenting Banks, or any combination of them, agree to increase their Commitments by the aggregate amount of the Commitments of the non-consenting Banks, the requested extension shall be deemed to have been granted and the Commitments of the Banks altered as follows:

            If only one Bank agrees to increase its Commitment, the Commitment of such Bank shall be increased as of the effective date of the extension by the amount of the Commitments of the non-consenting Banks. If more than one
Bank agree to increase their Commitments, the Commitments of the non-consenting Banks shall be allocated among the Banks desiring increased Commitments in such proportion or proportions as the Borrower in its sole discretion elects; provided, however, that no Bank shall be required to accept an increase in its Commitment which is larger than the increase to which it has previously agreed.

    On the effective date of the extension of the Revolving
Credit Termination Date and the Commitment Termination Date, the Banks which have elected to increase their Commitments shall make Loans to the Borrower, subject to the terms of
Section 3.01, in the amounts and in the currencies of the aggregate principal balance of the Notes payable to the non-consenting Banks. Each such Bank shall share in such Loans in the same proportion as the amount by which its Commitment is increased bears to the aggregate increases in the Commitments of all of the consenting Banks. The proceeds of all Loans made pursuant to this Section 2.01(c)(iii)(2) shall be paid by the Banks making the same to the Agent which shall promptly remit the proceeds of such Loans to the non-consenting Banks in repayment of the Notes payable to such Banks. Effective as of the effective date of the extension of the Revolving Credit Termination Date and the Commitment Termination Date, the Commitment(s) of the non-consenting
Bank(s) shall terminate.  If the Revolving Credit Termination
Date and the Commitment Termination Date are extended pursuant hereto, the Borrower shall deliver to each Bank a new Note, substantially in the form of Exhibit A hereto, in the amount of the Commitment of such Bank, dated as of the effective date of the extension.

    Notwithstanding the satisfaction of all conditions referred to in this Agreement with respect to any Borrowing to be denominated in Deutschmarks (whether pursuant to Section
2.04(c) or otherwise), if there shall occur on or prior to the date of such borrowing any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which would in the opinion of the Agent make it impracticable for the Loans comprising such borrowing to be denominated in Deutschmarks, then the Agent shall forthwith give notice thereof to the Borrower and the Banks, and such Loans shall not be made.

    SECTION 2.02 Maturity. Each Loan shall be paid in full by the Borrower on the earlier of (i) the last day of the Interest
Period applicable thereto and (ii) the Commitment Termination
Date.

    SECTION 2.03 Method of Borrowing.

    The Borrower shall give the Agent notice (a "Notice of Borrowing") by 10:00 a.m. (London time) at least three (one in the case of the initial Borrowing and eight, in the case of a Borrowing to be made in an Alternative Currency in accordance with the provisions of Section 2.04) Business Days before each Borrowing specifying:

    the date of such Borrowing, which shall be a Business Day,

    the aggregate amount (in Deutschmarks) of such Borrowing, and the duration of the Interest Period applicable to such Borrowing.

    Upon receipt of a Notice of Borrowing, the Agent shall promptly notify each Bank of the contents thereof and of such Bank's ratable share of such Borrowing and such Notice of Borrowing shall not thereafter be revocable by the Borrower.

    Not later than 12:00 noon (London time) on the date of each Borrowing, each Bank shall make available its ratable share of such Borrowing, in Deutschmarks immediately available to the Agent at its address specified pursuant to
Section 8.01, or, subject to the provisions of Section 2.04, if such Borrowing is to be made in an Alternative Currency, make available the Equivalent Amount of such Alternative Currency on that day in such funds as may then be customary for the settlement of international transactions in the Alternative Currency) to the account of the Agent at such place as shall have been notified by the Agent to the Banks by not less than five Business Days' notice. Unless the Agent determines that any applicable condition specified in Article III has not been satisfied, the Agent will make the funds so received from the Banks available to the Borrower at the Agent's aforesaid address. Notwithstanding the foregoing provisions of this Section, to the extent that a Loan made by a Bank matures on the date of a requested Loan in the same currency, such Bank shall apply the proceeds of the Loan it is then making to the repayment of the maturing Loan.

    SECTION 2.04 Loans in an Alternative Currency.

    Each Bank severally agrees to make Loans pursuant to
Section 2.01 in an Alternative Currency upon satisfaction of each of the following conditions:

              the Borrower by notice to the Agent not less than eight Business Days prior to the date of Borrowing shall have requested that such Loans be denominated in an Alternative Currency specified in such notice for the specified period to constitute the Interest Period applicable to such Loan, after giving effect to such Borrowing the Loans shall be denominated in not more than two Alternative Currencies,

    each of the Banks shall have confirmed its agreement that such Loans shall be so denominated by notice to the Agent not later than the close of business in London on the sixth Business
Day prior to the date of such Borrowing, and

     not later than Noon (London time) on the fifth Business
Day prior to the date of such Borrowing the Agent shall have received notice from the Borrower of its irrevocable election to have such Loans so denominated.

    Any Borrowing pursuant to Section 2.01 which is to be made in an Alternative Currency in accordance with subsection
(a) shall be advanced in the Equivalent Amount of the Deutschmark Amount thereof and shall be repaid or prepaid in such Alternative Currency in the amount borrowed. Interest payable on any Loan denominated in an Alternative Currency shall be paid in such Alternative Currency.

    Notwithstanding the satisfaction of all conditions referred to in subsection (a) with respect to any Borrowing, if there shall occur on or prior to the date of such Borrowing any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which would in the opinion of the Agent make it impracticable for the Loans comprising such Borrowing to be denominated in the Alternative Currency specified by the Borrower, then the Agent shall forthwith give notice thereof to the Borrower and the Banks, and such Loans shall not be denominated in such Alternative Currency but, subject to Section 2.01(d), shall be made on the date of such Borrowing in Deutschmarks unless the Borrower notifies the Agent at least three Business Days before such date that it elects not to borrow on such date.

    SECTION 2.05 Notes.

    The Loans of each Bank shall be evidenced by a single
Note payable to the order of such Bank for the account of its Lending Office in an amount equal to the aggregate unpaid principal amount of such Bank's Loans.

    Upon receipt of each Bank's Note pursuant to Section 3.02(a), the Agent shall forward such Note to such Bank. Each Bank may record, and prior to any transfer of its Note may endorse, on the schedules forming a part of the Note appropriate notations to evidence the date and amount of each Loan made by it and the date and amount of each payment of principal made by the Borrower with respect thereto and, in the case of Loans denominated in an Alternative Currency, the currency, amount and Deutschmark Amount of such Loans.
Each Bank is hereby irrevocably authorized by the Borrower so to record and endorse and to attach to and make a part of any Note a continuation of any such schedule as and when required.

    SECTION 2.06 Interest Rate and Payment.

    Each Loan shall bear interest on the outstanding principal amount thereof, for each Interest Period applicable thereto, at a rate per annum equal to the applicable Fixed Rate. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first date thereof. Any overdue principal of and, to the extent permitted by law, overdue interest on, any Loan shall bear interest, payable on demand, for each day from and including the date payment thereof was due to but excluding the date of actual payment, at a rate per annum equal to the sum of 1% plus the Margin plus the quotient obtained (rounded upward, if necessary, to the next higher 1/100 of 1%) by dividing (i) the interest rate per annum at which one day (or, if such amount due remains unpaid more than three Business Days, then for such other period of time not longer than six months as the Agent may elect) deposits in Deutschmarks in an amount approximately equal to the Agent's portion of such overdue payment are offered to the Agent in the London interbank market for the applicable period determined as provided above by (ii) 1.00 minus the Reserve Percentage.

    The "Fixed Rate" applicable to any Interest Period means a rate per annum equal to the sum of (a) the quotient obtained (rounded upwards, if necessary, to the next higher 1/100 of 1%) by dividing (i) the applicable Interbank Offered Rate by (ii)
1.00 minus the Reserve Percentage plus (b) the Margin.

    The "Interbank Offered Rate" applicable to any Interest Period means the average rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandths of a percent) at which deposits in Deutschmarks are offered to the Agent by major banks in the interbank eurodollar market at approximately 11:00 a.m. (London time) two Business Days before the first day of such Interest Period in an amount approximately equal to the Agent's portion of the principal amount of the Borrowing to which such Interest Period is to apply and for a period of time comparable to such Interest Period.

    The "Reserve Percentage" means for any day that percentage expressed as a decimal (including all basic, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements during such Interest Period) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) which is the average of the reserve requirements for the Agent in effect on such day in respect of new deposits having a maturity comparable to the Interest Period for such Loan and in an amount of $100,000 or more. The Fixed Rate shall be adjusted automatically on and as of the effective date of any change in the Reserve Percentage.

    The "Margin" means

    Leverage  Ratio:                          Margin  :

    0.8:1 or less                           .300 of 1%

    equal to or less than 1.2:1
    but more than 0.8:1                     .375 of 1%

    more than 1.2:1                         .550 of 1%

    The following example (based upon assumptions in effect as of February 11, 1994) will illustrate the calculation of a Fixed Rate. Assuming an Interbank Offered Rate for a two month
Interest Period of 6.0%, a Reserve Percentage of 0%, and a
Margin of .300 of 1%, the Fixed Rate would equal:

   .06
- ---------- + .00300 = .06 + .00300 = .06300 = 6.3%
1.00 - 0


    The Agent shall determine each interest rate applicable to the Loans hereunder and shall give prompt notice to the Borrower and the other Banks by telex, telecopy or cable of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

    Except as described in this Section 2.06(c), for purposes of determining Margin pursuant to Section 2.06(a), the Leverage Ratio during any quarter will be treated as if it remained constant during the quarter. The Leverage Ratio shall be reported on a quarterly basis pursuant to Section 5.01(c). If as reported at the end of any quarter the Leverage Ratio has increased so that the Margin based upon such Leverage Ratio will be higher than during the previous quarter (such increase being a "Higher Level"), the Borrower shall report which month during the preceding quarter the Higher Level occurred and shall pay to the Agent for the account of each Bank in ratable shares, for such month and all succeeding months of such quarter, the difference between the Margin if paid at such Higher Level and the Margin actually paid. The Borrower may inform the Agent at any time by written notice, supported by a summary balance sheet, that the Leverage Ratio has been reduced so that the Margin based upon such Leverage Ratio will be lower than previously (such reduction being a "Lower Level"), and effective upon such notice shall pay as required by this Agreement the Margin associated with such Lower Level.

    SECTION 2.07 Facility Fees.

    (a) During the Revolving Credit Period, the Borrower shall pay to the Agent for the account of each Bank in ratable shares a facility fee at the rate of .225 of 1% per annum on the Total Commitment. Such facility fees shall accrue from and including the date of this Agreement to but excluding the last day of the Revolving Credit Period and shall be payable quarterly in arrears on the last day of each calendar quarter during the Revolving Credit Period.

    (b) From and after the last day of the Revolving Credit Period, the Borrower shall pay to the Agent for the account of each Bank in ratable shares a facility fee on the amount of Loans outstanding from time to time at the rate of .225 of 1% per annum. Such facility fees shall be payable quarterly in arrears on the last day of each calendar quarter and on the day all outstanding Loans are paid in full.

    SECTION 2.08 Duration of Interest Periods. The duration of each Interest Period shall be as specified in the applicable
Notice of Borrowing.

    SECTION 2.09 Termination or Reduction of Commitments.
The Borrower may, upon at least three Business Days' notice to the Agent, terminate entirely at any time, or proportionately reduce from time to time by an aggregate amount of DM
5,000,000 or any larger multiple of DM 1,000,000, the portions of the Commitments in excess of the sum of the Loans outstanding. If the Commitments are terminated in their entirety, all accrued facility fees shall be payable on the effective date of such termination.

    SECTION 2.10 Required Repayments. The Borrower shall repay, and there shall become due and payable, on each April
1, July 1, October 1 and January 1, beginning the April 1 following the Revolving Credit Termination Date and thereafter until the Commitment Termination Date, an aggregate principal amount of the Loans equal to one-sixteenth of the aggregate principal amount of the Loans outstanding at the end of the Revolving Credit Period; provided that in any event the outstanding Loans shall be repaid in full on or before the Commitment Termination Date. Each such required repayment shall be applied to repay the Loans of the several Banks in proportion to their respective Commitments. Payments made pursuant to this Section may not be reborrowed. If at any time after the end of the Revolving Credit Period the Borrower repays any Loans in an amount which exceeds the sum of (a) principal amounts then owing under this Section plus (b) the amount of any Refinancing Loans borrowed to repay such Loans, then the amount of such excess shall be applied to reduce the amount of any subsequent repayment required by this Section in inverse chronological order.

    SECTION 2.11 No Optional Prepayment. The Borrower may not prepay Loans prior to the last day of their respective
Interest Periods.

    SECTION 2.12 General Provisions as to Payments.

            The Borrower shall make each payment to be made in Deutschmarks of principal of, and interest on, the Loans and facility fees hereunder not later than 12:00 noon (London time) on the date when due, in Deutschmark funds as may then be customary for settlement of similar transactions immediately available to the Agent at its address referred to in Section 8.01 (or in the case of fees payable in Dollars not later than 12:00 noon (New York time) on the date when due, in federal or other funds immediately available to the Agent at such address. The Agent will promptly distribute to each Bank its ratable share of each such payment received by the Agent for the account of the Banks.

    All payments to be made by the Borrower hereunder or under the Notes in an Alternative Currency pursuant to Section
2.04 shall be made in such Alternative Currency in such funds as may then be customary for the settlement of international transactions in such Alternative Currency for the account of the Agent, at such time and at such place as shall have been notified by the Agent to the Borrower and the Banks by not less than four Business Days' notice. The Agent will promptly cause such payments to be distributed to each Bank in like funds.

    Whenever any payment of facility fees or principal of, or interest on, any Loans shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day unless as a result thereof it would fall in the next calendar month, in which case it shall be advanced to the next preceding Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

    SECTION 2.13 Funding Losses. If the Borrower makes any payment of principal with respect to any Loan for any reason on any day other than the last day of an Interest Period applicable thereto, or if the Borrower fails to borrow any Loans after notice has been given to any Bank in accordance with Section 2.03(b), the Borrower shall reimburse each Bank on demand for any resulting loss or expense incurred by it, including without limitation any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such payment; provided that such Bank shall have delivered to the Borrower a certificate as to the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error.

    SECTION 2.14 Computation of Interest and Fees. Facility fees shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day thereof). Interest on Loans shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed, calculated as to each Interest Period from and including the first day thereof to but excluding the last day thereof.

    SECTION 2.15 Lending Unlawful. In the event that any Regulatory Change shall make it unlawful or impossible for any Bank to make, maintain or fund any Loan, the obligation of such Bank under Section 2.01 to make or maintain any Loan shall, upon the happening of such Regulatory Change, forthwith terminate and such Bank shall, by telephonic notice confirmed in writing to the Borrower and the Agent, declare that such obligation has so terminated. Upon receipt of such notice, the Borrower shall immediately prepay in full the then outstanding principal amount of each such Loan together with accrued interest. If circumstances subsequently change so that such Bank shall no longer be so affected, it shall so notify the Borrower and the other Banks, whereupon the obligation of such Bank under Section 2.01 to make or maintain any Loan shall be reinstated.

    SECTION 2.16 Funds Unavailable. Notwithstanding any other provision of this Agreement, if, prior to the date on which all or any portion of the principal amount of the Loans is to be made, any Bank shall determine for any reason whatsoever
(which determination shall be conclusive and binding on the Borrower), that deposits in the applicable currency and amounts and for the relevant Interest Period are not available to such Bank in the relevant market, or by reason of circumstances affecting the relevant market, adequate means do not exist for ascertaining the interest rate applicable hereunder to such Loans,

such Bank shall promptly give notice to the Borrower and the other Banks of such determination, and the obligation of such Bank under Section 2.01 to make or maintain any Loan shall, upon such notification, forthwith terminate and the Borrower shall immediately prepay all such Loans, together with accrued interest. If circumstances subsequently change so that such Bank shall no longer be so affected, such Bank shall so notify the Borrower and the other Banks, whereupon the obligation of such Bank under Section 2.01 to make or maintain any Loan shall be reinstated.

    SECTION 2.17 Increased Costs and Reduced Returns.

    If, after the date hereof, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof or compliance by the Banks (or their Lending Offices) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

            shall subject any Bank to any tax, duty or other charge with respect to its obligation to make Loans, its Loans, or its Notes, or shall change the basis of taxation of payments to such Bank of the principal of or interest on its Loans or in respect of any other amounts due under this Agreement, in respect of its Loans or its obligation to make Loans, (except for changes in the taxation of the overall net income of such Bank); or

    shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System, but excluding any included in a Reserve Percentage, as applicable), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, such Bank or shall impose on such Bank or the interbank eurocurrency market any other condition affecting its obligation to make Loans, its Loans or its Notes;

and the result of any of the foregoing is to increase the cost to such Bank of making or maintaining any Loan, or to reduce the amount of any sum received or receivable by such Bank under this Agreement or under its Notes with respect thereto, by an amount deemed by such Bank to be material, then, within 15 days after demand by such Bank, the Borrower agrees to pay to such Bank such additional amount or amounts as will compensate it for such increased cost or reduction.

    If after the date hereof, any Bank shall have determined that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Bank with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Bank's capital as a consequence of its obligations hereunder to a level below that which such Bank could have achieved but for such adoption, change or compliance (taking into consideration such Bank's policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, within 15 days after demand by such Bank, the Borrower shall pay to such Bank such additional amount or amounts as will compensate it for such reduction.

    Each Bank will promptly notify the Borrower of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section
2.17 and will designate a different branch or office with respect to this Agreement, if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole judgment of such Bank, be otherwise disadvantageous to such Bank. A certificate of each Bank claiming compensation under this Section 2.17 and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, each Bank may use any reasonable averaging and attribution methods.

    If any Bank demands compensation under this Section
2.17, the Borrower may at any time, upon at least five Business
Days' prior notice to such Bank, prepay outstanding Loans of such Bank, together with accrued interest to the date of prepayment.

    SECTION 2.18 Pro Rata Sharing. If any holder of any Note shall obtain any payment (whether voluntary, involuntary, by application of offset or otherwise) of principal of or interest on such Note in excess of its pro rata share of payments then or thereafter obtained by all holders of principal of or interest on all Notes, such holder shall purchase from the other holders of Notes such participations therein as shall be necessary for such purchasing holder to share the excess payment received ratably with such other holders; provided, however, that if all or any portion of the excess payment is thereafter recovered from such purchasing holder, the purchase shall be rescinded and the purchase price restored pro rata according to the extent of such recovery, but without interest. Upon the occurrence of an Event of Default hereunder, all payments received by each Bank or holder of any Note from the Borrower or otherwise received with regard to the Borrower's obligations to such Bank (whether such payments are voluntary, involuntary, by application of offset or otherwise), notwithstanding such other indebtedness of the Borrower to such Bank or holder, shall be applied in the manner set forth in the immediately preceding sentence to the extent such payments are in excess of such Bank's or holder's pro rata share. The Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Note, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Borrower in the amount of such participation.

    SECTION 2.19 INTENTIONALLY OMITTED.

    SECTION 2.20. Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from the Borrower hereunder or under any of the Notes in the currency expressed to be payable herein or under the Note (the "specified currency") into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase the specified currency with such other currency at the Agent's London office on the Business Day preceding that on which final judgment is given. The obligations of the Borrower in respect of any sum due to any Bank or the Agent hereunder or under any Note shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Bank or the Agent (as the case may be) of any sum adjudged to be so due in such other currency such Bank or the Agent (as the case may be) may in accordance with normal banking procedures purchase the specified currency with such other currency; if the amount of the specified currency so purchased is less than the sum originally due to such Bank or the Agent, as the case may be, in the specified currency, the Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Bank or the Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Bank or the Agent, as the case may be, in the specified currency and (b) any amounts shared with other Banks as a result of allocations of such excess as a disproportionate payment to such Bank under Section 2.18, such Bank or the Agent, as the case may be, agrees to remit such excess to the Borrower.

    SECTION 2.21.  Taxes and Costs.

    All payments made by the Borrower or the Guarantor of principal of and interest on any Loans or of fees or other amounts payable hereunder are payable without deduction for or on account of any present or future taxes, duties or other charges (except for income and franchise taxes of the jurisdiction in which the Lending Office of a Bank is located or under whose law such Bank is incorporated) levied or imposed by the government of any jurisdiction or by any political subdivision or taxing authority thereof or therein through withholding or deduction with respect to any such taxes, duties or other charges (hereinafter called, with such exceptions, "Taxes"). If any Taxes are so levied or imposed the Borrower or the Guarantor, as the case may be, will pay additional interest or will make additional payments in such amounts so that every net payment of principal of and interest on the Loans and of other amounts payable hereunder, after withholding or deduction for or on account of any present or future Taxes, will not be less than the amount agreed. The Borrower or the Guarantor, as the case may be, shall furnish to each Bank certified copies of official receipts evidencing the payment by the Borrower or the Guarantor, as the case may be, of all Taxes so levied or imposed within 45 days after the date any such payment is due pursuant to applicable law. In addition, the Borrower will indemnify and hold harmless each Bank against and reimburse to each Bank upon demand the amount of any Taxes so levied or imposed and paid by such Bank. The agreements of the Borrower and the Guarantor under this
Section 2.21 shall survive the repayment and cancellation of the Loans.

    If the cost to any Bank of making or maintaining any Loans is increased, or the amount of any sum received or receivable by any Bank (or its Lending Office) in respect of its Loans is reduced, by an amount deemed by such Bank to be material, by reason of the fact that the Borrower is incorporated in, or conducts business in, a jurisdiction outside the United States, the Borrower shall indemnify such Bank for the increased cost or reduction within 15 days of demand by such Bank (with a copy to the Agent). A certificate of any Bank claiming compensation under this Section 2.21(b) and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error.

    Each Bank will promptly notify the Borrower of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation or the payment of additional amounts pursuant to this Section 2.21 and will designate a different Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation or additional amounts and will not, in the sole judgment of such Bank, be otherwise disadvantageous to such Bank.


ARTICLE III

CONDITIONS TO BORROWINGS

    The obligations of each Bank to make a Loan on the occasion of each Borrowing pursuant to Article II is subject to the satisfaction of the following conditions:

    SECTION 3.01 All Borrowings.  In the case of each
Borrowing:

    receipt by the Agent of a Notice of Borrowing as required by Sections 2.03 or 2.04;

    the fact that, as of the time immediately after such Borrowing, no Default shall have occurred and be continuing;

    the fact that the representations and warranties of the Borrower and Guarantor contained in this Agreement shall be true on and as of the date of such Borrowing; and

    the fact that, as of the time immediately after such Borrowing, the aggregate principal amount of all Loans outstanding shall not exceed the Total Commitment hereunder.

Each Notice of Borrowing and Borrowing hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such Borrowing as to the facts specified in clauses (b), (c) and (d) of this Section.

    SECTION 3.02 First Borrowing. On or before the date of the execution and delivery of this Agreement:

    receipt by each Bank for the account of such Bank of a duly executed Note, dated on or before the date of such Borrowing, complying with the provisions of Section 2.05;

    receipt by each Bank of an opinion of counsel for the Borrower and Guarantor, substantially in the form of Exhibit B hereto;

    receipt by each Bank of a certificate signed by an officer of the Borrower and of the Guarantor, to the effect set forth in clauses (b), (c) and (d) of Section 3.01, and containing the resolutions of the Borrower and the Guarantor authorizing the execution, delivery and performance of this Agreement, the Notes and the Guaranty Agreement; and

    receipt by each Bank of an incumbency certificate which shall identify by name and title and bear the signatures of the officers of the Borrower authorized to sign this Agreement and the Notes, upon which certificate the Banks shall be entitled to rely until informed in writing by the Borrower of any change.

The documents and opinions referred to in this Section shall be delivered to each Bank no later than the date of the execution and delivery of this Agreement. The certificate and opinions referred to in clauses (b) and (c) above shall be dated no more than ten Business Days before the date of the first Borrowing.


ARTICLE IV

REPRESENTATIONS AND WARRANTIES

    The Borrower and Guarantor represent and warrant that:

    SECTION 4.01 Corporate Existence and Power.  The
Borrower is a limited liability company under the laws of Germany, with its seat in Straubenhardt, Germany and registered in the Handelsregister in the Amtsgericht Pforzheim, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and proposed to be conducted. The Guarantor is a corporation duly incorporated, validly existing and in good standing under the laws of Minnesota and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

    SECTION 4.02 Corporate and Governmental Authorization; Contravention. The execution, delivery and performance by the Borrower and the Guarantor of this Agreement and by the Borrower of the Notes are within their respective corporate power, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation or by-laws of the Borrower or Guarantor respectively or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or Guarantor respectively or result in the creation or imposition of any Lien on any asset of the Borrower or Guarantor respectively or any of the Guarantor's
Subsidiaries.

    SECTION 4.03 Binding Effect. This Agreement constitutes a valid and binding agreement of the Borrower and Guarantor and the Notes, when executed and delivered in accordance with this Agreement, will constitute valid and binding obligations of the Borrower.

    SECTION 4.04 Financial Information.

    The consolidated balance sheet of the Guarantor and its Consolidated Subsidiaries as of December 31, 1992 and the related consolidated statements of income and cash flows for the fiscal year then ended, reported on by Deloitte & Touche and set forth in the Guarantor's annual report for the year ended December 31, 1992 as filed with the Securities and Exchange Commission on Form 10-K, a copy of which has been delivered to each Bank, fairly present, in conformity with generally accepted accounting principles, the consolidated financial position of the Guarantor and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal year.

    The unaudited consolidated balance sheet of the Guarantor and its Consolidated Subsidiaries as of September 30, 1993 and the related unaudited consolidated statements of income and cash flows for the nine months then ended, set forth in the Guarantor's quarterly report for the fiscal quarter ended September 30, 1993 as filed with the Securities and Exchange Commission on Form 10-Q, a copy of which has been delivered to each Bank, fairly present, in conformity with generally accepted accounting principles applied on a basis consistent with the financial statements referred to in paragraph (a) of this Section, the consolidated financial position of the Guarantor and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such nine-month period (subject to normal year-end adjustments).

    Since September 30, 1993 there has been no material adverse change in the business, financial position, results of operations or prospects of the Guarantor and its Consolidated
Subsidiaries, considered as a whole.

    SECTION 4.05 Litigation. There is no action, suit or proceeding pending, or to the knowledge of the Borrower or Guarantor threatened, against or affecting the Guarantor or any of its Subsidiaries, including the Borrower, before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which could materially adversely affect the business, consolidated financial position or consolidated results of operations of the Borrower or the Guarantor and its Consolidated Subsidiaries or which in any manner questions the validity of this Agreement or the Notes.

    SECTION 4.06 Compliance with ERISA. The Guarantor and each member of the Controlled Group have fulfilled their obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and are in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and have not incurred any liability to the PBGC or a Plan under Title IV of ERISA.

    SECTION 4.07 Taxes. The Guarantor and its Subsidiaries have filed all foreign, United States federal, state and local income, excise and other tax returns which are required to be filed by them and have paid or made provision for the payment of all taxes which have become due pursuant to such returns or pursuant to any assessment in respect thereof received by the Guarantor or any Subsidiary, except such taxes, if any, as are being contested in good faith and for which adequate reserves have been provided. The federal income tax liability of the Guarantor has been determined by the Internal Revenue Service and paid for all years prior to and including the fiscal year ended December 31, 1982.

    SECTION 4.08 Subsidiaries.  Each of the Guarantor's
Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

    SECTION 4.09 Not an Investment Company.  Neither the
Borrower nor the Guarantor is an "investment company" within the meaning of the Investment Company Act of 1940, as amended.


ARTICLE V

COVENANTS

    The Borrower and Guarantor agree that so long as any Bank has any Commitment hereunder or any amount payable under any Note remains unpaid:

    SECTION 5.01 Information. The Guarantor will deliver to each of the Banks:

    as soon as available and in any event within 90 days after the end of each fiscal year of the Guarantor, a consolidated balance sheet of the Guarantor and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of income and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on in accordance with the rules and regulations of the Securities and Exchange Commission by Deloitte & Touche or other independent public accountants of nationally recognized standing;

    as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Guarantor, a consolidated balance sheet of the Guarantor and its Consolidated Subsidiaries as of the end of such quarter and the related consolidated statements of income and cash flows for such quarter and for the portion of the Guarantor's fiscal year ended at the end of such quarter, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the Guarantor's previous fiscal year, all certified (subject to normal year-end adjustments) as to fairness of presentation, generally accepted accounting principles and consistency by the chief financial officer or the chief accounting officer of the Guarantor;

    simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of the chief financial officer or the chief accounting officer of the Guarantor (i) setting forth in reasonable detail the calculations required to establish whether the Guarantor was in compliance with the requirements of Sections 5.02 to 5.09, inclusive, on the date of such financial statements and (ii) stating whether there exists on the date of such certificate any Default and, if any Default then exists, setting forth the details thereof and the action which the Guarantor is taking or proposes to take with respect thereto;

    simultaneously with the delivery of each set of financial statements referred to in clause (a) above, a statement of the firm of independent public accountants which reported on such statements (i) whether anything has come to their attention to cause them to believe that there existed on the date of such statements any Default and (ii) confirming the calculations set forth in the officer's certificate delivered simultaneously therewith pursuant to clause (c) above;

    forthwith upon the occurrence of any Default, a certificate of the chief financial officer or the chief accounting officer of the Guarantor setting forth the details thereof and the action which the Guarantor is taking or proposes to take with respect thereto;

    promptly upon the mailing thereof to the shareholders of the Guarantor generally, copies of all financial statements, reports and proxy statements so mailed;

    promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and annual, quarterly or monthly reports which the Guarantor shall have filed with the Securities and Exchange Commission;

    if and when the Guarantor or any member of the Controlled Group gives or is required to give notice to the PBGC of any "reportable event" (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC;

    simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a balance sheet and statement of income of LSPI for the corresponding period in detail reasonably comparable to the information provided by the Guarantor with respect to its Consolidated Subsidiaries on its reports as filed with the Securities and Exchange Commission on Form 10-K or Form 10-Q;

    from time to time such additional information regarding the financial position or business of the Borrower or the Guarantor as the Agent, at the request of any Bank, may reasonably request;

    as soon as available and in any event (i) within 90 days after the end of each fiscal year of the Guarantor and (ii) within 45 days of the end of each of the first three quarters of each fiscal year of the Guarantor, a consolidating balance sheet and the related consolidating statement of income, with respect only to Guarantor's operating businesses, for the relevant fiscal period (and, for interim fiscal quarters, for the portion of the year ended at the end of such adjustments) certified as to fairness of presentation, generally accepted accounting principles and consistency by the chief financial officer or the chief accounting officer of the Guarantor; and

    as soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, a balance sheet of the Borrower as of the end of such fiscal year and the related statement of income for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, certified as to fairness of presentation, GOB (generally accepted accounting principals in Germany) and consistency by the chief financial officer or the chief accounting officer of the Borrower; and

    simultaneously with the delivery of the financial statements referred to in clause (l) above, a certificate of the chief financial officer or the chief accounting officer of the Borrower stating whether there exists on the date of such certificate any Default and, if any Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto.

    SECTION 5.02 Current Assets.  Consolidated Current
Assets will at no time be less than 120% of Consolidated
Current Liabilities.

    SECTION 5.03 Leverage Ratio. The Leverage Ratio will at no time exceed 2.0:1.0 and the ratio of Funded Debt to Consolidated Tangible Net Worth will at no time exceed 1.5:1.0.

    SECTION 5.04 Minimum Consolidated Tangible Net Worth. Consolidated Tangible Net Worth will at no time be less than the sum of (a) $300,000,000 plus (b) 50% of Consolidated Cumulative Net Income, plus (c) 80% of proceeds of all classes of equity securities issued by the Guarantor after February 11, 1994, plus (d) 80% of the amount by which the principal of the Loan made March 7, 1990 by the Guarantor to the Pentair
ESOP Trust is reduced after December 31, 1993.

    SECTION 5.05 Expense Ratio.  At any time when the
Leverage Ratio exceeds 1.2:1.0, as of the end of each quarter of each of the Guarantor's fiscal years, the ratio of (a) consolidated net income before taxes plus (to the extent deducted in calculating net income before taxes) interest and rent expense to (b) rent and interest expense, calculated on a cumulative basis for the four most recent fiscal quarters and excluding in each case rent and interest expense of LSPI and of any other joint venture or entity in which the Guarantor or a Consolidated Subsidiary has an ownership interest but which is not a Subsidiary, will not be less than 1.5:1.0.

    SECTION 5.06 Subsidiary Debt.  Debt incurred by the
Wholly-Owned Consolidated Subsidiaries from and after the date of this Agreement and outstanding at any time, excluding:

            obligations assumed in connection with acquisitions;

    Debt incurred in respect of LSPI;

    Debt incurred by such Subsidiary in a country other than the United States or Canada with respect to operations in such country including specifically but not exclusively indebtedness incurred under this Agreement; and

    Debt incurred in respect of any Sale of Receivables;

will not exceed fifteen percent (15%) of Consolidated Tangible
Net Worth.

    SECTION 5.07 Negative Pledge. Neither the Guarantor nor any Consolidated Subsidiary will create, assume or suffer to exist any Lien securing Debt on any asset now owned or hereafter acquired by it, except:

    Liens existing on the date of this Agreement; each Lien which secures Debt in an aggregate principal amount of more than $1,000,000 is disclosed in the financial information referred to in Section 4.04;

    any Lien existing on any asset of any corporation at the time such corporation becomes a Consolidated Subsidiary and not created in contemplation of such event;

    any Lien on any asset securing Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring such asset, provided that such Lien attaches to such asset concurrently with or within 90 days after the acquisition thereof;

    any Lien on any asset of any corporation existing at the time such corporation is merged into or consolidated with the Guarantor or a Consolidated Subsidiary and not created in contemplation of such event;

    any Lien existing on any asset prior to the acquisition thereof by the Guarantor or a Consolidated Subsidiary and not created in contemplation of such acquisition;

    any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing clauses of this Section, provided that such Debt is not increased and is not secured by any additional assets;

    any Lien arising pursuant to any order of attachment, distraint or similar legal process arising in connection with court proceedings so long as the execution or other enforcement thereof is effectively stayed and the claims secured thereby are being contested in good faith by appropriate proceedings;

    any Lien on trade receivables arising from a Sale of Receivables; and

    Liens not otherwise permitted by the foregoing clauses of this Section securing Debt in an aggregate principal amount at any time outstanding not exceeding 15% of Consolidated
Tangible Net Worth.

    SECTION 5.08 Consolidations, Mergers and Sales of
Assets. Neither the Borrower nor the Guarantor will merge or consolidate with any other Person or sell, lease, transfer or otherwise dispose of substantially all of its assets as an entirety to any other Person unless:

            the Person surviving the merger or consolidation is the Borrower or the Guarantor, as the case may be; and

    immediately after giving effect to any such action, no Default shall have occurred and be continuing.

    SECTION 5.09 Acquisitions. At any time when the Leverage Ratio exceeds 1.2:1, the Guarantor will not acquire other businesses if the aggregate amount of cash used for such acquisitions since the Leverage Ratio remained in excess of 1.2:1 exceeds $50,000,000.

    SECTION 5.10 Use of Proceeds.  The proceeds of the
Loans made under this Agreement will be used by the Borrower for general corporate purposes including future acquisitions, capital expenditures and working capital. None of such proceeds will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any "margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.
Neither the Borrower nor the Guarantor will engage principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any such margin stock within the meaning of such Regulation U.


ARTICLE VI

DEFAULTS

    SECTION 6.01 Events of Default. If one or more of the following events ("Events of Default") shall have occurred and be continuing:

    the Borrower shall fail to pay within five days of the date due any principal of or interest on any Note, any fees or any other amount payable hereunder;

    the Borrower or the Guarantor shall fail to observe or perform any covenant contained in Sections 5.02 to 5.09, inclusive;

    the Borrower or Guarantor shall fail to observe or perform any other covenant or agreement contained in this Agreement for 30 days after written notice thereof has been given to the Borrower by the Agent at the request of any Bank;

    any representation, warranty, certification or statement made by the Borrower or Guarantor in this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made;

    any event or condition shall occur which results in the acceleration of the maturity of any Debt (other than the Notes) of the Guarantor or any Subsidiary equal to or exceeding $10,000,000 in the aggregate for all such Debt or enables (or, with the giving of notice or lapse of time or both, would enable) the holder of any such Debt or any Person acting on such holder's behalf to accelerate the maturity thereof;

    the Borrower, Guarantor or any Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it or shall make a general assignment for the benefit of creditors or shall fail generally to pay its debts as they become due or shall take any corporate action to authorize any of the foregoing;

    an involuntary case or other proceeding shall be commenced against the Borrower, the Guarantor or any Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Borrower, Guarantor or any Subsidiary under the federal bankruptcy laws or similar bankruptcy or insolvency laws of any other applicable jurisdiction as now or hereafter in effect;

    the Guarantor or any member of the Controlled Group shall fail to pay when due an amount or amounts aggregating in excess of $5,000,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or the Guarantor or any member of the Controlled Group shall file a distress termination notice with the PBGC and the amount of the Unfunded Vested Liabilities under that filing exceeds $2,500,000; or the PBGC shall institute proceedings under Title
IV of ERISA to terminate or to cause a trustee to be appointed to administer any such Plan or Plans or a proceeding shall be instituted by a fiduciary of any such Plan or Plans to enforce
Section 515 of ERISA and such proceeding shall not have been dismissed within 30 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any such Plan or Plans must be terminated;

    a judgment or order for the payment of money in excess of $5,000,000 shall be rendered against the Guarantor or any Subsidiary and such judgment or order shall continue unsatisfied and unstayed for a period of 60 days;

    any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule
13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 50% or more of the outstanding shares of voting stock of the Guarantor; or

    within a period of twelve consecutive months, three-fourths of the directors of the board of directors of the Guarantor shall have changed;

then, and in every such event, (1) in the case of any of the Events of Default specified in paragraphs (a) through (e), or (h) through (k) above, the Agent shall (i) if requested by Banks having 50% or more in aggregate amount of the Commitments, by notice to the Borrower and Guarantor terminate the Commitments and they shall thereupon terminate, and (ii) if requested by Banks holding Notes evidencing 50% or more in aggregate principal amount of the Loans, by notice to the Borrower and Guarantor declare the Notes (together with accrued interest thereon) to be, and the Notes shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and Guarantor; (2) in the case of any of the Events of Default specified in paragraph (f) or (g) above, without any notice to the Borrower and Guarantor or any other act by the Agent or the Banks, the Commitments shall thereupon terminate and the Notes (together with accrued interest thereon) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and Guarantor; and (3) in the case of any of the Events of Default specified in paragraph (j) or (k) above, in addition to the actions permitted to be taken pursuant to clause (1) above, if such Event of Default is due to an unfriendly attempt to acquire control of the Guarantor (as declared in a resolution of the board of directors of the Guarantor), the Banks may declare an additional amount not greater than 10% of the Total
Commitment at such time to be immediately due and payable to the extent such amount is permitted by applicable law.

    SECTION 6.02 Notice of Default. The Agent shall give notice to the Borrower and Guarantor under Section 6.01(c) promptly upon being requested to do so by any Bank and shall thereupon notify all the Banks thereof.


ARTICLE VII

THE AGENT

    SECTION 7.01 Appointment and Authorization. Each Bank irrevocably appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the Notes as are delegated to the Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto.

    SECTION 7.02 Agent and Affiliates. The Agent shall have the same rights and powers under this Agreement as any other
Bank and may exercise or refrain from exercising the same as though it were not the Agent and the Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or affiliate of the Borrower as if it were not the Agent hereunder.

    SECTION 7.03 Action by Agent.  The obligations of the
Agent hereunder are only those expressly set forth herein.
Without limiting the generality of the foregoing, the Agent shall not be required to take any action with respect to any Default except as expressly provided in Article VI.

    SECTION 7.04 Consultation with Experts. The Agent may consult with legal counsel (who may be counsel for the Borrower or the Guarantor), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

    SECTION 7.05 Liability of Agent. Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection herewith (i) with the consent or at the request of all of the Banks or (ii) in the absence of its own gross negligence or willful misconduct. Neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any borrowing hereunder, including any notice given orally by the Borrower as permitted by the terms of this Agreement; (ii) the performance or observance of any of the covenants or agreements of the Borrower; (iii) the satisfaction of any condition specified in Article III, except receipt of items required to be delivered to the Agent; or (iv) the validity, effectiveness or genuineness of this Agreement, the Notes or any other instrument or writing furnished in connection herewith. The
Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement or other writing (which may be a bank wire, telex or similar writing) or oral notice permitted hereunder and believed by it to be genuine or to be signed or given by the proper party or parties.

    SECTION 7.06 Indemnification. Each Bank shall, ratably in accordance with its Commitment, indemnify the Agent (to the extent not reimbursed by the Borrower) against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from the Agent's gross negligence or willful misconduct) that the Agent may suffer or incur in connection with this Agreement or any action taken or omitted by the Agent hereunder.

    SECTION 7.07 Agent's Fees. The Borrower shall pay to the Managing Agent, in addition to legal and other expenses described in Section 8.03, an agency fee of $35,000 per annum, payable annually in advance, with the first payment of $35,000 payable on January 1, 1995 and with successive payments payable on the first day of each January beginning January 1, 1996 so long as this Agreement shall be in effect.

    SECTION 7.08 Bank Credit Decision. Each Bank acknowledges that it has, independently and without reliance upon the Agent or any other Bank and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

    SECTION 7.09 Successor Agent.  The Agent may resign at
any time by giving written notice thereof to the Banks and the Borrower, and the Agent may be removed at any time with cause by written notice received by the Agent from the
Required Banks.   Upon any such resignation or removal,
provided no Default exists, the Borrower shall have the right to appoint another Bank as successor Agent subject to the consent of the Required Banks, which consent shall not be unreasonably withheld. If such consent is not obtained within 30 days, or if a Default exists, then the Required Banks shall have the right to appoint, on behalf of the Borrower and the Banks, a successor Agent. If no successor Agent shall have been so appointed by the Required Banks and shall have accepted such appointment within thirty days after the retiring Agent's giving notice of resignation, then the retiring Agent may appoint, on behalf of the Borrower and the Banks, a successor Agent. Such successor Agent shall be a commercial bank with an office in the United States and capital and retained earnings of at least $250,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent's resignation hereunder as Agent, the provisions of this Article VII shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent hereunder.


ARTICLE VIII

MISCELLANEOUS

    SECTION 8.01 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, telex, telecopy or similar writing), except where specifically permitted to be given orally, and shall be given to such party at its address or telex number set forth on the signature pages hereof or such other address or telex number as such party may hereafter specify for the purpose by notice to the Agent and the Borrower. Each such notice, request or other communication shall be effective (i) if given by telex, when such telex is transmitted to the telex number specified in this Section and the appropriate answer back is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Agent under Sections 2.01, 2.03, 2.04, 2.06, 2.09, 2.15 or 2.16 shall not be effective until received.

    SECTION 8.02 No Waiver. No failure or delay by the Agent or any Bank in exercising any right, power or privilege hereunder or under any Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

    SECTION 8.03 Expenses; Documentary Taxes.  The
Borrower shall pay upon demand (i) all reasonable expenses of the Agent, including fees and disbursements of attorneys for the Agent (who may be employees of the Agent), in connection with the preparation of this Agreement, any waiver or consent hereunder or any amendment hereof or any Default or alleged Default by the Borrower hereunder and (ii) if an Event of Default occurs, all reasonable out-of-pocket expenses incurred by the Agent and the Banks, including fees and disbursements of attorneys for the Agent and the Banks (who may be employees of the Agent and the Banks), in connection with such Event of Default and collection and other enforcement proceedings resulting therefrom. The Borrower shall indemnify each Bank against any transfer taxes, documentary taxes, assessments or charges made by any governmental authority by reason of the execution and delivery of this Agreement or the Notes.

    SECTION 8.04 Amendments and Waivers. Any provision of this Agreement or the Notes may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Required Banks (and, if the rights or duties of the Agent are affected thereby, by the Agent); provided that no such amendment or waiver shall, unless signed by all the Banks, increase the Commitment of any Bank or subject any Bank to any additional obligations,

    reduce the principal of or rate of interest on any Loans or any fees (other than fees provided for in Section 7.07) hereunder,

    postpone the date fixed for any payment of principal of or interest on any Loan or any fees (other than fees provided for in Section 7.07) hereunder,

    change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes, or the number of Banks which shall be required for the Banks or any of them to take any action under this Agreement, or amend this Section 8.04.

    SECTION 8.05 Collateral. Each of the Banks represents that it in good faith is not relying upon any "margin stock" (as defined in Regulation U of the Board of Governors of the Federal Reserve System) as collateral in the extension or maintenance of the credit provided for in this Agreement.

    SECTION 8.06 Successors and Assigns.

    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or otherwise transfer any of its rights under this Agreement.

    Any Bank may at any time sell, assign, transfer, grant participations in, or otherwise dispose of, all or any portion of its Loans or Notes or of its right, title and interest therein or thereto or in or to this Agreement (collectively, "Participations") to any other lending office or to any other Person
("Participants"), subject to the terms contained in this Section
8.06. Such Bank shall give Notice to the Borrower of any Participation exceeding six months in duration or granting a Participation in this Agreement. No agreement between any Bank and a Participant may limit the right of such Bank to consent to amendments to this Agreement unless the Borrower shall have consented in advance (which consent shall not be unreasonably withheld) to the grant of a Participation to such Participant. Notwithstanding the foregoing, the consent of the Borrower is not required for the grant of a Participation on terms which require the Participant's consent to any amendment of this Agreement which reduces the principal of or rate of interest on the Participation or postpones the date (other than by way of extension pursuant to Section 2.01(c)) fixed for payment of principal or interest on the Participation. The
Borrower agrees that any Participant may exercise any and all rights of banker's lien, setoff and counterclaim with respect to its Participation as fully as if such Participant were the holder of a Loan in the amount of its Participation.

    No Participant shall be entitled to receive any greater payment under Section 2.13, 2.17 or 2.21 than the Bank granting the Participation would have been entitled to receive with respect to the rights assigned or otherwise transferred.

    SECTION 8.07 Minnesota Law.  This Agreement and each
Note shall be construed in accordance with and governed by the laws of the State of Minnesota.

    SECTION 8.08 Counterparts; Effectiveness.  This
Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when the Agent shall have received counterparts hereof signed by all of the parties hereto.

    SECTION 8.09 Highly Leveraged Transaction Classification.
If the Agent (a) receives notice from any Bank that such Bank has received notice from a governmental authority having jurisdiction over such Bank requiring that the Loans be classified as an "HLT" or "Highly Leveraged Transaction" or (b) determines that the Loans meet the criteria under which the Loans are required by the applicable governmental authority to be classified as an HLT, the Agent shall promptly give notice thereof to the Borrower, the Guarantor and the Banks. The parties hereto shall, as soon as practicable thereafter, commence negotiations in good faith to reach agreement in a manner satisfactory to all parties on the extent to which fees or margins under this Agreement should be increased so as to reflect the average incremental increase in pricing of loans that are classified as HLTs as compared to the same loans if they were not HLTs. If agreement is not reached within 90 days, the Banks may establish the increases to the fees and margins and give notice thereof to the Borrower and the Guarantor, provided that in no event shall the aggregate increases in fees and margins pursuant to this Section exceed fifty basis points. The Banks acknowledge that such an HLT classification is not a Default or an Event of Default under the Agreement. For purposes of this Section, "HLT" or "Highly Leveraged
Transaction" means the definition of "highly leveraged transaction" as promulgated by the Comptroller of the Currency, the Federal Deposit Insurance Corporation, and the Board of Governors of the Federal Reserve System on October 30, 1989, in Banking Circular 242 or any successor definition adopted by such governmental authorities.


ARTICLE IX

GUARANTY

    SECTION 9.01. Guaranty. The Guarantor hereby unconditionally guarantees the full and punctual payment (whether at stated maturity, upon acceleration or otherwise) of the principal of and interest on each Note issued by the Borrower pursuant to this Agreement, and the full and punctual payment of all other amounts payable by the Borrower under this Agreement. Upon failure by the Borrower to pay punctually any such amount, the Guarantor shall forthwith on demand pay the amount not so paid at the place and in the manner specified in this Agreement.

    SECTION 9.02.  Guaranty Unconditional.  The obligations
of the Guarantor hereunder shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

    any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Borrower under this Agreement or any Note, by operation of law or otherwise;

    any modification or amendment of or supplement to this Agreement or any Note;

    any release, impairment, non-perfection or invalidity of any direct or indirect security for any obligation of the Borrower under this Agreement or any Note;

    any change in the corporate existence, structure or ownership of the Borrower, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Borrower or its assets or any resulting release or discharge of any obligation of the Borrower contained in this Agreement or any Note;

    the existence of any claim, set-off or other rights which the Guarantor may have at any time against the Borrower, the Agent, any Bank or any other corporation or person, whether in connection herewith or any unrelated transactions, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

    any invalidity or unenforceability relating to or against the Borrower for any reason of this Agreement or any Note, or any provision of applicable law or regulation purporting to prohibit the payment by the Borrower of the principal of or interest on any Note or any other amount payable by the Borrower under this Agreement; or

    any other act or omission to act or delay of any kind by the Borrower, the Agent, any Bank or any other corporation or person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of the Guarantor's obligations hereunder.

    SECTION 9.03. Discharge only upon Payment in Full; Reinstatement in Certain Circumstances. The Guarantor's obligations hereunder shall remain in full force and effect until the Commitments shall have terminated and the principal of and interest on the Notes and all other amounts payable by the Borrower under this Agreement shall have been paid in full. If at any time any payment of the principal of or interest on any Note or any other amount payable by the Borrower under this Agreement is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, the Guarantor's obligations hereunder with respect to such payment shall be reinstated as though such payment had been due but not made at such time.

    SECTION 9.04.  Waiver by the Guarantor.  The Guarantor
irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any corporation or person against the Borrower or any other corporation or person.

    SECTION 9.05. Subrogation. The Guarantor irrevocably waives any and all rights to which it may be entitled, by operation of law or otherwise, upon making any payment hereunder to be subrogated to the rights of the payee against the Borrower with respect to such payment or against any direct or indirect security therefor, or otherwise to be reimbursed, indemnified or exonerated by or for the account of the Borrower in respect thereof.

    SECTION 9.06. Stay of Acceleration. If acceleration of the time for payment of any amount payable by the Borrower under this Agreement or the Notes is stayed upon the insolvency, bankruptcy or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of this Agreement shall nonetheless be payable by the Guarantor hereunder forthwith on demand by the Agent made at the request of the requisite proportion of the Banks specified in
Article VI of this Agreement.


    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


EUROPENTAIR GmbH                    EUROPENTAIR GmbH



By: Gerald C. Kitch                 By: Roy T. Rueb
   Title:  Geschaeftsfuehrer           Title:  Prokurist

Waters Edge Plaza                   Waters Edge Plaza
1500 County Road B2 West            1500 County Road B2 West
St. Paul, Minnesota  55113          St. Paul, Minnesota  55113
Attention: Chief Financial Officer  Attention: Chief Financial
                                     Officer
Telecopy:  (612) 639-5209           Telecopy:  (612) 639-5209
Telephone:  (612) 636-7920          Telephone:  (612) 636-7920



PENTAIR, INC.


By: Joseph R. Collins
   Title:  Chief Financial Officer

Waters Edge Plaza
1500 County Road B2 West
St. Paul, Minnesota  55113
Attention:  Chief Financial Officer
Telecopy:  (612) 639-5209
Telephone:  (612) 636-7920

MORGAN GUARANTY TRUST COMPANY
  OF NEW YORK, for itself and
  as Agent


By:William J. Stevenson
    Title:  Vice President

60 Victoria Embankment
London EC4Y OJP
Attn:  Credit Operations
Telex number:  896631 MGT
Telecopy:  (071) 325-8114
Telephone:  (071) 325-1484

with a copy to:

60 Wall Street
New York, New York  10260
Attn:  John M. Mikolay
Telex number:  177615 MGT UT
Telecopy:  (212) 837-5022
Telephone:  (212) 648-6988


CONTINENTAL BANK N.A.,
  for itself and as Agent


By: Barry Watters
    Title:  Vice President

231 South LaSalle Street
Chicago, Illinois  60697
Attn: Barry Watters
Telephone:  (312) 828-6307
Telecopy:  (312) 987-1276

Person to whom Loan correspondence
  should be addressed:

Beverly Boone
231 South LaSalle Street
Chicago, Illinois  60697
Telephone:  (312) 828-1295
Telecopy:  (312) 765-2080

NBD BANK, N.A.


By: Patrick Skiles
    Title: Vice President

611 Woodward Avenue
Detroit, Michigan  48226
Attn:  Patrick P. Skiles
Telephone:  (313) 225-1798
Telecopy:  (313) 225-1671



DRESDNER BANK AG CHICAGO
AND GRAND CAYMAN BRANCHES


By: John H. Schaus
    Title:  First Vice President

By: W. J. Murray
    Title:  Vice President


190 South LaSalle Street
Chicago, IL  60603
Attn:  William J. Murray
Telephone:  (312) 444-1318
Telecopy:   (312) 444-1305

Operations Contact:

Ms. Feixiao Dai
Dresdner Bank AG
75 Wall Street
New York, NY  10005
Telephone: (212) 574-0269
Telecopy:  (212) 574-0130

EXHIBIT A

NOTE


                                       Minneapolis, Minnesota
                                                        , 1994


    For value received, EuroPentair GmbH, a German limited liability company (the "Borrower"), promises to pay to the order of (the "Bank") the aggregate unpaid principal amount of all Loans made by the Bank to the Borrower pursuant to the Facility Agreement referred to below, together with interest on the unpaid principal amounts thereof at the rates and on the dates set forth in the Facility Agreement. The Borrower shall pay each Loan in full on the earlier of (i) the last day of its Interest Period, including principal payments due on each Principal Repayment Date and (ii) the Commitment Termination Date.

    All payments of principal and interest shall be made (i) if in Deutschmarks, in lawful money of the Federal Republic of Germany in such funds as may then be customary for the settlement of international transactions in Deutschmarks at the office of Morgan Guaranty Trust Company of New York,
London, England or (ii) if in an Alternative Currency, in such funds as may then be customary for the settlement of international transactions in such Alternative Currency at the place specified for payment thereof pursuant to the Facility Agreement.

    All Loans made by the Bank to the Borrower pursuant to the Facility Agreement and all payments of the principal thereof may be recorded by the Bank and, prior to any transfer hereof, endorsed by the Bank on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof.

    This Note is one of the Notes referred to in the Deutschmark Facility Agreement dated February 11, 1994 among the Borrower, Pentair, Inc., the banks listed on the signature pages thereof and Morgan Guaranty Trust Company of New York and Continental Bank N.A., as Agents (as amended from time to time, the "Facility Agreement").
Reference is made to such Facility Agreement for provisions for the prepayment hereof and the acceleration of the maturity hereof.

PENTAIR, INC.


By
   Title:



LOANS AND PAYMENTS OF PRINCIPAL




                     Type    Amount of
        Amount       of      Principal       Maturity   Notation
Date    of Loan      Loan    Repaid          Date     Made By


Exhibit B

OPINION OF COUNSEL FOR THE BORROWER


[Date as provided in Section 3.02 of the Facility Agreement]


To the Banks and the Agent
  Referred to Below
c/o Morgan Guaranty Trust Company
  of New York, as Agent
60 Wall Street
New York, New York  10015

Gentlemen:

    We have acted as counsel for EuroPentair GmbH (the
"Borrower") and for Pentair, Inc. (the "Guarantor") in connection with the Deutschmark Facility Agreement (the "Facility
Agreement") dated as of February 11, 1994 among the Borrower, the Guarantor, NBD Bank, N.A., Dresdner Bank AG,
Morgan Guaranty Trust Company of New York and Continental
Bank N.A., for themselves and as Agents. Terms defined in the Facility Agreement are used herein as therein defined.

    We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as we have deemed necessary or advisable for purposes of this opinion. In such examination we have assumed the genuineness of all signatures, the authority of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. We also assume, for the purposes of this opinion, the due execution and delivery of the Facility Agreement by each of the Banks.

    Upon the basis of the foregoing, we are of the opinion that:

    The Borrower is a limited liability company validly existing under the laws of Germany and has all corporate power and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

    The execution, delivery and performance by the Borrower of the Facility Agreement and the Notes are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation or by-laws of the Borrower or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.

    The Facility Agreement constitutes a valid and binding agreement of the Borrower and the Notes constitute valid and binding obligations of the Borrower, enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, moratorium, insolvency or other laws of general application relating to the enforcement of creditors' rights or by general principles of equity.

    The Guarantor is a corporation validly existing and in good standing under the laws of Minnesota and has all corporate power and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

    The execution, delivery and performance by the Guarantor of the Facility Agreement are within the Guarantor's corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation or by-laws of the Guarantor or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Guarantor or result in the creation or imposition of any Lien on any asset of the Guarantor or any of its Subsidiaries.

    The Facility Agreement constitutes a valid and binding agreement of the Guarantor, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, moratorium, insolvency or other laws of general application relating to the enforcement of creditors' rights or by general principles of equity.

    There is no action, suit or proceeding pending, or to the best of our knowledge threatened, against or affecting the Borrower or Guarantor or any of their respective Subsidiaries before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which could materially adversely affect the business, consolidated financial position or consolidated results of operations of the Borrower and its Consolidated Subsidiaries, or which in any manner questions the validity of the Facility Agreement or the Notes.

    Each of the Borrower's and the Guarantor's Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

    There is no income, stamp or other tax of the Federal Republic of Germany, or any taxing authority thereof or therein, imposed by or in the nature of withholding or otherwise, which is imposed on any payment to be made by the Borrower pursuant to the Facility Agreement or the Notes, or is imposed on or by virtue of the execution, delivery or enforcement of the Facility Agreement or of the Notes.

    As to any matter relating to the Borrower in paragraphs 1 through 3, 7 and 8 above and as to the opinion expressed in Paragraph 9 above, we have, with your consent, relied solely on the opinion of Faegre & Benson, Frankfurt, Germany, special international counsel to the Borrower and Guarantor, a copy of which opinion is attached.